Exhibit 99.1

Actuant to Become Premier Industrial Tool Company

Initiates Process to Divest Engineered Components & Systems Segment

MILWAUKEE--(BUSINESS WIRE)--January 24, 2019--Actuant Corporation (the “Company” or “Actuant”) (NYSE: ATU) today announced that the Company intends to solely focus on its Industrial Tools & Services (”IT&S”) segment and pursue a standalone strategy as a pure play industrial tools and services company. To achieve its objective, and consistent with its recent sale of Precision-Hayes and announced intent to sell the Cortland U.S. business, the Company has initiated a process to maximize the value of its remaining Engineered Components & Systems (“EC&S”) segment through a potential divestiture of the segment.

Randy Baker, President and Chief Executive Officer of Actuant, said, “Our transformation of Actuant over the last two years has resulted in a more focused, efficient company with a reinvigorated organic growth strategy. As part of these efforts, we completed an operational realignment at the end of fiscal 2018, creating two separate operating segments with independent strategies and footprints. Together with our Board of Directors and outside advisors, we determined that the prudent next step to best unlock the value of Actuant is to solely focus on our IT&S segment.

“Through our premier Enerpac brand, IT&S continues to generate superior operating profit margins and solid year-over-year core sales growth. Our goal is to create a world-class industrial tool company with best-in-class EBITDA margins in excess of 20% and positive fundamentals serving very attractive end-markets. A very fragmented tools industry and a strong acquisition pipeline positions IT&S well for future growth and significant shareholder value creation.”

Actuant’s IT&S segment serves a broad range of end markets through its primary business, Enerpac. It is a global leader in high-force hydraulic tools and equipment for diverse industrial and infrastructure applications, offering products used to increase productivity and make work safer and easier to perform. IT&S also provides joint integrity maintenance, repair, and leak sealing products and services for global oil and gas and power generation customers.

Actuant’s remaining EC&S segment primarily serves on and off-highway OEMs with highly engineered system-critical motion, actuation and control solutions. This segment goes to market under the CrossControl, Maximatecc, Elliott Manufacturing, Gits Manufacturing, Power-Packer and Weasler Engineering brands.

On the potential divestiture of the remaining EC&S segment, Mr. Baker added, “Through the improvements we have made in its core businesses over the last several years and recent portfolio rationalization efforts, EC&S has a strong foundation in place and a significant opportunity to grow and thrive under new ownership with flexibility to focus on the business and make the right investments for its continued success. We are confident that pursuing a sale is the best way to maximize value for Actuant’s shareholders while securing a positive future for EC&S and its talented employees around the world. Across Actuant, we remain focused on serving our customers and supporting all of our stakeholders as we take this next step to build on our momentum.”

In connection with today’s announcement, Actuant reiterated its existing capital allocation strategy to strengthen and invest in the IT&S business, maintain a strong balance sheet, pursue complementary strategic acquisitions in a disciplined manner, and return excess capital to shareholders through opportunistic share repurchases. The order of these priorities may vary based on share price, market conditions, available capital, and other factors. The Board has previously approved share repurchase programs pursuant to which 7,560,566 shares remain authorized for buy back. The Company believes this capital allocation strategy will enhance its position as a premier industrial tool company and its commitment to sustainable shareholder value creation.

As a result of the Company’s announcement of its intent to divest EC&S, the Company is currently performing impairment analyses of the EC&S long-lived assets which could result in the Company recording non-cash impairment charges in future periods, reflecting a write down of the EC&S net assets to their net realizable value.

The Company intends to comment on, or provide updates regarding, these matters (including the status of the divestiture or size of an impairment) only when it determines that further disclosure is appropriate or required. No assurance can be given that any transaction will result from the EC&S sale process or as to its timing.

Baird is serving as Actuant’s financial advisor and Latham & Watkins LLP is serving as its legal counsel on the contemplated divestiture of EC&S.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Among other risks and factors, Actuant’s results are subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, uncertainties with respect to the timing and terms of any disposition, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K for the fiscal year ended August 31, 2018 filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

CONTACT:
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Actuant Corporation
Barb Bolens
VP Corporate Strategy & Investor Relations
262-293-1562

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Joele Frank, Wilkinson Brimmer Katcher
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